Srikanth Padmanabhan Joins Terex Board Of Directors

NORWALK, CT. October 1, 2025 /PRNewswire/ -- Terex Corporation (NYSE: TEX) today announced that Srikanth Padmanabhan has been appointed to the Company's Board of Directors, effective December 1, 2025. Mr. Padmanabhan recently retired as Executive Vice President and President – Operations of Cummins, Inc., a global power solutions company. Mr. Padmanabhan was a distinguished leader at Cummins for 34 years, including being President of the Engine Business and held several global business leadership roles in the Cummins’ Power Generation, Components and Engine segments. He started his career in manufacturing and plant leadership roles and has lived and worked in India, U.S., Mexico, and England.

"We look forward to Srikanth’s valuable insights and perspectives, which will complement the experience of our current board," commented David A. Sachs, Terex Non-Executive Chairman. "Srikanth is an executive with a proven track record of driving significant business growth and value."

Mr. Padmanabhan holds a bachelor’s degree in Mechanical Engineering from the National Institute of Technology in Trichy, India and a PhD in Mechanical Engineering from Iowa State University in Ames, Iowa. He is also a graduate of the Advanced Management Program from Harvard Business School.

He currently serves on the Board of Directors of Leggett & Platt Incorporated.

About Terex
Terex Corporation is a global industrial equipment manufacturer of materials processing machinery, waste and recycling solutions, mobile elevating work platforms (MEWPs), and equipment for the electric utility industry. We design, build, and support products used in maintenance, manufacturing, energy, minerals and materials management, construction, waste and recycling, and the entertainment industry. We provide best-in-class lifecycle support to our customers through our global parts and services organization, and offer complementary digital solutions, designed to help our customers maximize their return on their investment. Certain Terex products and solutions enable customers to reduce their impact on the environment including electric and hybrid offerings that deliver quiet and emission-free performance, products that support renewable energy, and products that aid in the recovery of useful materials from various types of waste. Our products are manufactured in North America, Europe, and Asia Pacific and sold worldwide. For more information, please visit www.terex.com.

Contact Information
Derek Everitt
VP Investor Relations
Email: InvestorRelations@Terex.com